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                                                                   Exhibit 10.15


Certain portions of this Exhibit have been omitted pursuant to a request for "Confidential Treatment" under Rule 24b-2 of the Securities and Exchange Commission. Such portions have been redacted and bracketed in the request and appear as [ ] in the text of this Exhibit. The omitted confidential information has been filed with the Securities and Exchange Commission.


                      AGREEMENT OF RAW MATERIALS AND SALES

The following agreement is made by China Card I.C. (Shanghai) Co., Ltd. (hereinafter as Party A) and American Pacific Aviation & Technology Corporation (hereinafter as Party B), based on the principle of mutual benefits and through sincere friendly negotiations, for the purchase of raw materials for the production of contactless smart cards by Party B on behalf of Party A and for granting Party B the exclusive right for selling the contactless smart cards produced by Party A.

I.   PURCHASE OF RAW MATERIALS

1. Party B shall purchase on behalf of Party A all needed raw materials for the production of contactless smart cards according to the specifications of Party A. The quality of the raw materials must meet the inspection standards (See Table 1: List of Raw Materials for Contactless Smartcards and Standards of Inspection and Acceptance).

2. The price of all raw materials needed for the production of contactless smartcards shall be set as follow: materials for the first 10,000,000
     pieces, at CIF US$[   ]/piece, and for the remaining 26,000,000 pieces, at
     CIF US$[   ]/piece.

3. Party A confirms Provision 3 of Article 2 that Party B provide a three-year Revolving Letter of Credit to Party A and that Party B shall provide raw materials to Party A based on Party A's specifications. Party A shall provide the bank account designated by Party B a letter of guarantee (standby letter of credit) for the purchase of raw materials, the amount of
     which shall be US$[      ], as secured guarantee of product buyback.

4. Contactless smartcards produced by Party A using the above mentioned raw materials shall meet the ISO/Mifare standards and IEC standards (See Table 2: Contactless Smartcard Products Quality Inspection and Acceptance Standards for details). In the event the equipment provided by Party B fails to produce the required quality causing economic loss of Party A, Party B shall assume the responsibility.

5. Party A shall organize production based on the orders supplied by Party B. In the event Party B fails to deliver the raw materials on time or fails to place any order which causes Party A stop work, Party B shall compensate Party A [ ]% of the profit made during normal production.

6. The quantity of the raw materials needed for each piece of contactless smartcard shall be based on Provision 6 of the "Agreement for Purchase of Equipment", according to the actual data obtained during the test run period.





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II.  SALES OF PRODUCTS


1. Party B shall have the exclusive right to sell the contactless smartcards produced by Party A. The price of which shall be negotiated every three years. In the first three years, the sale price shall be US$[ ]/piece. In the second three year period, the variation between the cost of raw
     material and sale price shall be between US$[        ] (supply of raw
     materials does not include PVC, see List of Contactless Smartcard Product Raw Materials and Standards of Quality Inspection and Acceptance for detail).

2. Party B shall place an order with Party A every year. The annual order shall be 12,000,000 pieces. The cycle of delivery shall correspond to the production capability of the equipment. Annual order must be confirmed by Party A before it becomes valid. When changing the type of products ordered, Party B shall provide new moulds to Party A at no charge.

3. Party B shall, based on the provisions of the Agreement for Purchase of Equipment, provide a three year revolving Letter of Credit to Party A for the purchase of products produced by Party A. Party A shall deliver the products twice a month, at 500,000 pieces for each delivery. Based on the quality inspection report, package slip and invoice, the amount of which
     shall be US$[      ] or US$[      ] (the first 1,000,000 pieces shall be
     calculated at US$[   ]/piece, and the remaining 26,000,000 pieces shall be
     calculated at US$[   ]/piece). In the event of any emergency order placed
     by Party B, additional charges shall be negotiated.

4. Party A shall, based on the confirmed annual order, produce and deliver the products according to the types, specifications, quantity and shipment date specified. In the event Party A has difficulties of delivery or producing the products ordered, it shall notify Party B in a timely manner or Party A shall assume the economic loss of Party B.

5. In the event Party B fails to sell the products as agreed, Party B shall compensate the economic loss of Party A ([ ] of the normal gross profit).


III. FORCE MAJEURE

In the event during the execution of the agreement that either party experiences force majeure which delays the execution of the agreement as in the cases of earthquake, typhoon, flood, fire, war, government restraints or intervention, industrial chaos, riots or other national disturbances, or other incidents that both parties cannot control, the affected party shall send by express mail or by fax a copy of the government issued certification to the other party and the execution of the agreement shall be temporarily suspended. In the event the suspension is over six months, both parties shall consider if they should terminate the agreement.





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IV.  DEFAULT

Both parties shall execute the provisions of the agreement sincerely. In the event any party fails to execute any of the above provisions which causes the loss of the other party, the defaulting party shall compensate the economic loss of the other party. In the event the defaulting party does not respond to the claim made by the other party within 30 days after said claim is made, the defaulting party shall be considered as accepting the claim.

V.   SETTLEMENT OF DISPUTE

Any dispute over the execution of the agreement by Parties A and B shall be settled if possible by friendly negotiations. In the event negotiations fail to settle the issue, the dispute shall be brought to arbitration by the China International Economic and Trade Committee Foreign Trade Committee, based on the arbitration process set by said committee. The decision of the arbitration is final and shall have binding effect on both parties. The cost of arbitration shall be paid by the losing party.

VI.   This agreement shall become effective on the date signed.

VII. This agreement, along with the Agreement for Purchase of Equipment and its appendix, shall become effective at the same time.

VIII. This agreement shall contain four original copies, with each party holding two copies, and six duplicates, with each party holding three copies. All copies bear equal validity.


PARTY A:    China Card I.C. (Shanghai) Co., Ltd.
Signature:  (3/3/00)

PARTY B:    American Pacific Aviation & Technology Corporation
Signature:  (2/18/00)